Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

or

Heidi Gillette

Investor Relations

(212) 216-1601

SL GREEN REALTY CORP. REPORTS

THIRD QUARTER FFO OF $1.13 PER SHARE

Third Quarter Highlights

•                  Entered into a definitive agreement to acquire Reckson Associates Realty Corp. (NYSE: RA) for approximately $6.0 billion. Simultaneously entered into an agreement to sell approximately $2.1 billion of Reckson assets. Acquisition includes 5 Manhattan properties totaling approximately 4.2 million square feet.

•                  Increased average office starting rents by 25.8% over previously fully escalated rents reflecting continued growth in rents for office leases signed during the third quarter.

•                  Signed 56 office leases totaling 586,000 square feet during the third quarter.

•                  Finished the quarter at 96.1% occupancy, up from 95.9% at the end of the second quarter.

•                  Recognized combined same-store GAAP NOI growth of 7.5% during the third quarter.

•                  Closed on previously announced sales of 286 and 290 Madison Avenue and 1140 Avenue of the Americas which generated gains on sale of $94.6 million, or $2.02 per share.

•                  Formed Belmont Insurance Company, an insurance captive to have the ability to self-insure certain risks of SL Green.

•                  Originated $32.5 million of structured finance investments with an initial yield of 11.69%.

•                  Received $9.5 million in dividends and fees from our investment in, and management arrangements with, Gramercy (NYSE: GKK), including a $1.8 million incentive fee earned during the quarter.

•                  FFO for the nine months ended September 30, 2006 was $3.42 per share, an 8.9% increase over the same period in 2005, which was $3.14 per share. FFO for the third quarter ended September 30, 2006 was the same as for the same quarter in 2005, but was 35.8% higher when excluding a $10.8 million incentive fee earned in the third quarter of 2005.

Summary

New York, NY, October 23, 2006 - SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations available to common stockholders, or FFO, of $55.5 million, or $1.13 per share, for the third quarter ended September 30, 2006, consistent with the same quarter in 2005. The results for 2005 included an incentive fee of $10.8 million ($0.24 per share). Excluding the incentive fee, FFO for the quarter ended September 30, 2006 would have increased approximately 35.8% over the same quarter in 2005. The Company also reported FFO of $3.42 per share for the nine months ended September 30, 2006, an 8.9% increase over the same period in 2005, which was $3.14 per share.

Net income available to common stockholders totaled $118.7 million, or $2.53 per share for the third quarter and $171.5 million, or $3.78 per share for the nine months ended September 30, 2006, an increase of $81.4 million and $54.8 million over the respective periods in 2005. 2006 year-to-date results include gains on sale of $2.08 per share compared to gains on sale of $1.04 per share in 2005.

All per share amounts are presented on a diluted basis.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In Millions except per share)	2006	2005	2006	2005
Funds from operations	$55.5	$51.7	$163.1	$142.6
• per share (diluted)	$1.13	$1.13	$3.42	$3.14
Net income	$118.7	$37.3	$171.5	$116.7
• per share (diluted)	$2.53	$0.87	$3.78	$2.72

Operating and Leasing Activity

For the third quarter of 2006, the Company reported revenues and EBITDA of $138.4 million and $75.3 million, respectively, increases of $22.8 million (or 19.7%) and $6.6 million (or 9.6%), respectively, over the same period in 2005, largely due to strong leasing activity at 625 Madison Avenue and 750 Third Avenue as well as the acquisitions in 2005 and 2006, including 28 West 44th Street (February 2005), an additional interest in 19 West 44th Street (June 2005), 521 Fifth Avenue (March 2006), 609 Fifth Avenue (June 2006) and an investment in 717 Fifth Avenue (September 2006). Same-store GAAP NOI on a combined basis increased by 7.5% for the third quarter when compared to the same quarter in 2005, with the wholly-owned properties increasing 11.1% to $45.3 million during the third quarter and the joint venture properties increasing by 1.5% to $24.9 million.

Average starting office rents of $62.67 per rentable square foot for the third quarter represented a 25.8% increase over the previously fully escalated rents.

Occupancy for the portfolio increased from 95.9% at June 30, 2006 to 96.1% at September 30, 2006. During the quarter, the Company signed 62 leases totaling 649,000 square feet, with 56 leases and 586,000 square feet representing office leases.

Significant leasing activities during the third quarter included:

•                  Expansion and renewal with Morgan Stanley and Co., Inc. for approximately 214,136 square feet at 1221 Avenue of the Americas.

•                  New lease with Equinox for approximately 52,120 square feet at One Park Avenue.

•                  Commencement of lease with Allen and Overy for approximately 45,295 square feet at 1221 Avenue of the Americas.

•                  Expansion with Viacom International for approximately 34,563 square feet at 1515 Broadway.

•                  Expansion and renewal with Paychex of NY for approximately 24,600 square feet at 1250 Broadway.

Real Estate Investment Activity

During the third quarter of 2006, the Company announced new investments totaling approximately $6.2 billion.

Investment activity announced during the third quarter included:

•                  In August 2006, the Company announced that it had entered into an agreement to acquire Reckson Associates Realty Corp. for approximately $6.0 billion. The transaction includes the acquisition of thirty properties encompassing approximately 9.2 million square feet, of which 5 properties encompassing approximately 4.2 million square feet are located in Manhattan. The transaction, which is subject to approval by the Reckson shareholders as well as customary closing conditions, is scheduled to close in the first quarter of 2007. Simultaneously, the Company also announced that it had entered into an agreement to sell approximately $2.1 billion of the Reckson assets to an asset purchasing venture which includes certain members of Reckson’s senior management as well as Marathon Asset Management LLC. Additional details on the transaction can be found in the Registration Statement filed on Form S-4 which was declared effective by the Securities and Exchange Commission in October 2006.

•                  During the third quarter of 2006, SL Green also closed on the previously announced sales of 286 Madison Avenue, 290 Madison Avenue and 1140 Avenue of the Americas. The properties, which encompass approximately 340,000 square feet, were sold for an aggregate of $160.5 million. These asset sales generated gains of approximately $94.6 million, or $2.02 per share.

Financing and Capital Activity

In July 2006, the Company sold 2.5 million shares of its common stock for net proceeds, after deducting underwriting discounts, commissions and transaction expenses, of approximately $268.5 million.

In anticipation of the closing of the Reckson acquisition, the Company has received approximately $2.1 billion of financing commitments. The Company entered into a $150.0 million forward-starting swap in order to reduce the Company’s exposure to floating rate debt upon consummation of the Reckson transaction. The balance of the purchase price is expected to be funded through the issuance of approximately 9 million shares of SL Green common stock, and the assumption of Reckson’s existing debt.

In October 2006, the Company formed Belmont Insurance Company, an insurance captive. The captive, which received licensing from the New York State Insurance Department, was formed to insure a portion of certain risks of SL Green. It is currently licensed to write up to $100 million of coverage for SL Green.

Green Loan Services LLC (GLS), an affiliate of SL Green Realty Corp., has been designated a Special Servicer by Standard & Poor’s. Established in 2005 to serve as the Special Servicer for Gramercy Real Estate CDO 2005-1 Ltd., the first CDO issued by Gramercy Capital Corp. (NYSE: GKK), GLS services owned-loan portfolios acquired through SL Green’s and Gramercy’s structured finance businesses, and also provides servicing work emanating from SL Green’s third-party investor relationships. In addition, GLS acts as the Special Servicer for six large CMBS loans secured by Manhattan office properties in which SL Green owns the B notes.

Structured Finance Activity

The Company’s structured finance investments totaled $347.6 million on September 30, 2006, an increase of $13.6 million over the balance at June 30, 2006. The structured finance investments currently have a weighted average maturity of 6.9 years. The weighted average yield for the quarter ended September 30, 2006 was 10.32%, consistent with the yield for the quarter ended June 30, 2006.

During the third quarter 2006, the Company originated $32.5 million of structured finance investments with an initial yield of 11.69%. In addition, the Company received redemptions totaling approximately $19.2 million that were yielding 10.97%.

Investment In Gramercy Capital Corp.

At September 30, 2006, the book value of the Company’s investment in Gramercy totaled $117.2 million. Fees earned from various arrangements between the Company and Gramercy totaled approximately $6.2 million for the quarter ended September 30, 2006, including an incentive fee of $1.8 million earned as a result of Gramercy’s FFO (as defined in the organizational documents of Gramercy) exceeding the 9.5% annual return on equity performance threshold. For the nine months ended September 30, 2006, the Company earned $16.4 million in fees from Gramercy. The Company’s share of FFO generated from its investment in Gramercy totaled approximately $4.1 million and $11.0 million for the three and nine months ended September 30, 2006, respectively, compared to $2.6 million and $5.9 million for the same periods in the prior year.

The Company’s marketing, general and administrative, or MG&A, expenses include the consolidation of the expenses of its subsidiary GKK Manager LLC, the entity which manages and advises Gramercy. For the quarter ended September 30, 2006, the Company’s MG&A includes approximately $2.2 million of costs associated with Gramercy. MG&A for this quarter also includes approximately $0.4 million of expense associated with the Company’s 2006 outperformance plan.

Dividends

During the third quarter of 2006, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.60 per share of common stock. Dividends were paid on October 13, 2006 to stockholders of record on the close of business on September 29, 2006.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period July 15, 2006 through and including October 14, 2006. Distributions were made on October 13, 2006 to stockholders of record on the close of business on September 29, 2006. Distributions reflect regular quarterly distributions, which are the equivalent of an annualized distribution of $1.90625 and $1.96875, respectively.

Management

SL Green also announced that Chief Operating Officer Gerard T. Nocera is leaving the Company, effective November 30, 2006.

Mr. Nocera has been with the SL Green organization since 1991 — serving as Executive Vice President-Director of Leasing  with SL Green Properties until 1997, and then with SL Green Realty Corp. until 2004 when he was named COO. In his most recent position, he has overseen all redevelopment projects and leasing programs during a period in which the Company has successfully acquired, repositioned and leased up a substantial number of properties and has grown rapidly.

Marc Holliday, President & CEO commented, “Gerry Nocera was here from the start of SL Green’s rise to the top of the New York City office market. He made a great many key contributions to the Company’s growth and financial success over the years. We are grateful to Gerry for what he has done and we wish him great success in his future endeavors.”

Mr. Nocera’s responsibilities will be assumed by members of the Company’s senior management team until a successor is named.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Tuesday, October 24, 2006 at 2:00 p.m. ET to discuss third quarter financial results. The conference call may be accessed by dialing (866) 825-1692 Domestic or (617) 213-8059 International. No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.slgreen.com.

A replay of the call will be available through Tuesday, October 31, 2006 by dialing (888) 286-8010 Domestic or (617) 801-6888 International, using pass code 64785608.

Supplemental Information

The Supplemental Package outlining third quarter 2006 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company is the only publicly held REIT that specializes exclusively in this niche. As of September 30, 2006, the Company owned 27 office properties totaling 18.4 million square feet. The Company’s retail space ownership totals approximately 300,000 square feet at eight properties.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on pages 7 and 9 of this release and in the Company’s Supplemental Package.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Rental revenue, net	$93,233	$72,575	$263,904	$210,972
Escalations & reimbursement revenues	19,891	15,474	51,171	39,553
Preferred equity and investment income	15,714	10,652	46,499	33,723
Other income	9,517	16,897	30,892	29,805
Total revenues	138,355	115,598	392,466	314,053

Equity in net income from unconsolidated joint ventures	9,679	13,250	30,244	38,643

Expenses:
Operating expenses	34,920	27,213	93,662	72,529
Ground rent	4,846	4,835	14,687	14,089
Real estate taxes	19,101	14,638	56,613	43,553
Marketing, general and administrative	13,829	13,418	40,072	32,250
Total expenses	72,696	60,104	205,034	162,421

Earnings Before Interest, Depreciation and Amortization (EBITDA)	75,338	68,744	217,676	190,275
Interest expense	24,764	20,580	66,515	57,253
Amortization of deferred financing costs	1,140	1,887	3,096	3,586
Depreciation and amortization	19,289	14,763	53,493	42,779
Net income from Continuing Operations	30,145	31,514	94,572	86,657
Income from Discontinued Operations, net of minority interests	1,595	1,415	4,497	4,530
Gain on sale of Discontinued Operations, net of minority interests	94,631	—	94,410	33,856
Equity in net gain on sale of interest in unconsolidated joint venture	—	11,550	—	11,550
Minority interests	(2,713)	(2,180)	(7,092)	(4,979)
Preferred stock dividends	(4,969)	(4,969)	(14,906)	(14,906)
Net income available to common shareholders	$118,689	$37,330	$171,481	$116,708

Net income per share (Basic)	$2.62	$0.89	$3.92	$2.80
Net income per share (Diluted)	$2.53	$0.87	$3.78	$2.72

Funds From Operations (FFO)
FFO per share (Basic)	$1.17	$1.16	$3.54	$3.23
FFO per share (Diluted)	$1.13	$1.13	$3.42	$3.14

FFO Calculation:
Net income from continuing operations	$30,145	$31,514	$94,572	$86,657
Add:
Depreciation and amortization	19,289	14,763	53,493	42,779
FFO from Discontinued Operations	1,674	2,054	5,447	6,403
FFO adjustment for Joint Ventures	9,648	8,549	25,241	22,282
Less:
Dividend on perpetual preferred stock	(4,969)	(4,969)	(14,906)	(14,906)
Depreciation of non-real estate assets	(240)	(207)	(747)	(577)
FFO before minority interests – BASIC and DILUTED	$55,547	$51,704	$163,100	$142,638

Basic ownership interest
Weighted average REIT common shares for net income per share	45,277	41,923	43,784	41,674
Weighted average partnership units held by minority interests	2,218	2,503	2,253	2,516
Basic weighted average shares and units outstanding for FFO per share	47,495	44,426	46,037	44,190
Diluted ownership interest
Weighted average REIT common share and common share equivalents	46,997	43,170	45,465	42,910
Weighted average partnership units held by minority interests	2,218	2,504	2,253	2,516
Diluted weighted average shares and units outstanding	49,215	45,674	47,718	45,426

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	September 30, 2006	December 31, 2005
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$349,073	$288,239
Buildings and improvements	1,671,234	1,440,584
Building leasehold and improvements	705,900	481,891
Property under capital lease	12,208	12,208
	2,738,415	2,222,922
Less accumulated depreciation	(253,136)	(219,295)
	2,485,279	2,003,627
Assets held for sale	121,962	—
Cash and cash equivalents	176,444	24,104
Restricted cash	227,482	60,750
Tenant and other receivables, net of allowance of $12,608 and $9,681 in 2006 and 2005, respectively	32,037	23,722
Related party receivables	9,563	7,707
Deferred rents receivable, net of allowance of $10,298 and $8,698 in 2006 and 2005, respectively	85,242	75,294
Structured finance investments, net of discount of $2,027 and $1,537 in 2006 and 2005, respectively	347,558	400,076
Investments in unconsolidated joint ventures	549,040	543,189
Deferred costs, net	74,223	79,428
Other assets	117,976	91,880
Total assets	$4,226,806	$3,309,777

Liabilities and Stockholders’ Equity
Mortgage notes payable	$1,255,325	$885,252
Revolving credit facility	—	32,000
Term loans	525,000	525,000
Accrued interest	9,353	7,711
Accounts payable and accrued expenses	96,741	87,390
Deferred revenue/gain	63,358	25,691
Capitalized lease obligation	16,359	16,260
Deferred land lease payable	16,782	16,312
Dividend and distributions payable	33,247	31,103
Security deposits	28,368	24,556
Liabilities related to assets held for sale	95,379	—
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	2,239,912	1,751,275
Commitments and contingencies	—	—
Minority interest in other partnerships	56,929	25,012
Minority interest in operating partnership	71,910	74,049
Stockholders’ Equity
7.625% Series C perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 6,300 issued and outstanding at September 30, 2006 and December 31, 2005, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 per value, $25.00 liquidation preference, 4,000 issued and outstanding at September 30, 2006 and December 31, 2005, respectively	96,321	96,321
Common stock, $0.01 par value 100,000 shares authorized, 45,774 and 42,456 issued and outstanding at September 30, 2006 and December 31, 2005, respectively	458	425
Additional paid - in capital	1,268,491	959,858
Accumulated other comprehensive income	13,060	15,316
Retained earnings	327,744	235,540
Total stockholders’ equity	1,858,055	1,459,441
Total liabilities and stockholders’ equity	$4,226,806	$3,309,777

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	September 30,
	2006	2005
Operating Data: (1)
Net rentable area at end of period (in 000’s)	18,440	18,159
Portfolio percentage leased at end of period	96.1%	96.0%
Same-Store percentage leased at end of period	96.9%	96.0%
Number of properties in operation	27	28

Office square feet leased during quarter (rentable)	586,000	342,000
Average mark-to-market percentage-office	25.8%	5.1%
Average starting cash rent per rentable square foot-office	$62.67	$43.79

(1) Includes wholly owned and joint venture properties.

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES*

(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Earnings before interest, depreciation and amortization (EBITDA):	$75,338	$68,744	$217,676	$190,275
Add:
Marketing, general & administrative expense	13,829	13,418	40,072	32,250
Operating income from discontinued operations	1,674	2,055	5,447	6,590
Less:
Non-building revenue	(21,793)	(24,462)	(67,178)	(66,561)
Equity in net income from joint ventures	(9,679)	(13,250)	(30,244)	(38,643)
GAAP net operating income (GAAP NOI)	59,369	46,505	165,773	123,911

Less:
Operating income from discontinued operations	(1,674)	(2,055)	(5,447)	(6,590)
GAAP NOI from other properties/affiliates	(12,428)	(3,699)	(26,036)	5,388
Same-Store GAAP NOI	$45,267	$40,751	$134,290	$122,709

*  See page 7 for a reconciliation of FFO and EBITDA to net income.